FINANCIAL CONSULTING AGREEMENT

            This Financial Consulting Agreement (the "Agreement") is made as of May 15, 1998, by and between Immtech International, Inc. ("Immtech" or the "Company") and RADE Management Corporation ("Rade").

                                R E C I T A L S :

            A. Immtech is a privately held biotech company. The largest single shareholder of Immtech is Criticare Systems, Inc. ("Criticare").

            B. Immtech needs additional capital to further the development of its products and believes that raising capital would be facilitated by becoming a publicly traded company.

            C. Rade employs individuals and engages consultants who are knowledgeable with respect to the capital markets throughout the world. Rade is willing to employ its expertise to advise Immtech with respect to steps it should take to make itself more attractive to potential investors.

            NOW, THEREFORE, in consideration of the mutual covenants set forth herein the parties hereby agree as follows:

1. Engagement

      1.1 The Company hereby engages Rade to serve as a financial advisor to the Company. As such, Rade will advise the Company regarding its capital needs and how they might be met. In particular, Rade will advise the Company as to how to become publicly traded so that the Company might more easily access capital markets throughout the world.

      1.2 The initial specific steps to be undertaken by Rade will include:

            (a) analyzing the objectives of Immtech with respect to it capital raising activities;

            (b) assisting the Company in determining the potential benefits and drawbacks of various transaction structures; and

            (c) assisting the Company in its initial discussions with its lawyers and accountants, and with potential investors and investment bankers.

            Once the Company has determined a course of action, Rade's responsibilities will include:

            (a) advising the Company with respect to the preparation of offering memoranda, deal documents and other documents which may be required, such as employment agreements, option agreements, etc.

            (b) assisting management in responding to and preparing for due diligence inquiries;

            (c) advising the Company with respect to particular points of negotiation; and,

            (d) advising the Company with respect to the preparation of final deal documents.

2. Fees

      2.1 Rade's compensation for the services that it may render hereunder shall be 1,950,000 warrants to purchase common stock of the Company (after giving effect to such reverse stock split as may be necessary for Immtech to achieve the capital structure contemplated by the proposal for an equity investment previously discussed by Immtech and Rade) (the "Warrants"); provided, however, that the right to exercise such Warrants shall vest (i) as to 450,000 shares if, and only if, the Company receives a capital infusion of no less than $1 million on or before August 1, 1998; (ii) as to an additional 600,000 shares if, and only if, the Company receives an additional capital infusion of no less than $4 million on or before October 15, 1998; (iii) as to an additional 300,000 shares if, and only if, the Company receives an additional capital infusion of no less than $2 million on or before December 31, 1998; (iv) as to an additional 300,000 shares if, and only if, the Company receives an additional capital infusion of no less than $2 million on or before March 31, 1999 and (v) as to the remaining 300,000 shares if, and only if, the Company receives an additional capital infusion of no less than $2 million on or before June 30, 1999.

      2.2 In addition, upon the funding of the initial $1 million in equity contemplated above, Rade will be reimbursed (or advanced) by the Company $50,000 against expenses (including, without limitation, legal and accounting fees) incurred in connection with services rendered to the Company. On or before June 30, 1999, Rade will deliver documentation of the expenses incurred to the Company or return to the Company the unused portion of the aforesaid advances

      2.3 The fee provided for in Section 2.1 is premised upon Rade's current understanding of the Company's financial needs and its willingness to fulfill such needs through offerings structured substantially in the manner discussed by Rade and the Company prior hereto. If the structure of the contemplated transactions changes,


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

appropriate adjustment will be made to the Warrants issuable pursuant to Section 2.1.

      2.4 The parties confirm that Rade is not responsible for or expected to introduce the Company to any potential investors and the Warrants referred to in
Section 2.1 shall be exercisable and the amounts referred to in Section 2.2 shall be payable upon receipt of appropriate funding by the Company, regardless of its source.

3. Indemnification

            The Company agrees to the indemnification and contribution provisions annexed hereto in Exhibit A and incorporated herein by reference.

4. Term

            The term of the Agreement shall extend until September 30, 1999, provided the Company may terminate this Agreement at any time upon sixty (60) days prior notice to Rade.

            Notwithstanding anything to the contrary contained herein, neither expiration or termination of this Agreement shall effect Rade's right to receive and, upon satisfaction of the appropriate conditions, exercise the Warrants, and the provisions hereof regarding confidentiality, indemnification and contribution, all of which shall survive.

5. Information

            The Company recognizes and confirms that in performing its duties pursuant to this Agreement, Rade will be using and relying on data, material, and other information (the "Information") furnished by the Company and its employees and representatives (including, without limitation, its legal counsel and accountants) and on information available from generally recognized public sources without any independent investigation or verification thereof. Rade assumes no responsibility for the accuracy or completeness of the Information. In rendering its services hereunder, Rade will not make an appraisal or independent evaluation of any of the assets or liabilities of the Company. Rade understands that the Information that the Company will furnish to it (other than that portion of the Information that is publicly available) is confidential and will take appropriate actions to maintain the confidentiality of the Information.

6. Enforceability.

            The failure of either party at any time to require performance by the other party of any provision hereunder shall in no way affect the right of that party thereafter to enforce the


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

same, nor shall it affect any other party's right to enforce the same, or to enforce any of the other provisions in this Agreement; nor shall the waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any subsequent breach of such provision or as a waiver of the provision itself.

7. Assignment.

            This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be sold, transferred, assigned, pledged or hypothecated by either party hereto without the prior written consent of the other party.

8. Notice.

            Any notice, request, instrument or other document to be given under this Agreement by either party hereto to the other shall be in writing and shall be deemed effective (a) upon personal delivery, if delivered by hand, (b) three
(3) days after the date of deposit in the mails, postage prepaid, if mailed by certified or registered mail, or (c) on the next business day, if sent by a prepaid overnight courier service, and in each case addressed as follows:

            If to the Company:
            Steve Thompson
            Immtech International, Inc.
            1890 Maple Avenue, Suite 110
            Evanston, Illinois 60201
            FAX: 847-869-0045

            with a copy to:
            John Goebel, Esq.
            Gardner, Carton & Douglas
            321 North Clark Street
            Chicago, Illinois 60610-4795
            FAX 312-644-3381

            If to Rade:

            RADE Management Corporation
            1 North End Avenue
            Suite 1111
            New York, New York   10282
            Attention: James Ng
            FAX 212-791-2917


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

            with a copy to:

            Phillips Nizer Benjamin Krim & Ballon LLP
            666 Fifth Avenue New York,
            New York 10103-0084
            Attention: Vincent J. McGill, Esq.
            Fax: 212-262-5152

Any party may change the address to which notices are to be sent by giving notice of such change of address to the other party in the manner herein provided for giving notice.

9. Miscellaneous.

      9.1 The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

      9.2 This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof.

      9.3 This Agreement, represents the entire agreement between the Company and the Consultant with respect to the subject matter hereof, and all prior agreements relating to the engagement of the Consultant, written or oral, are nullified and superseded hereby.

      9.4 This Agreement may not be orally canceled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by both parties to this Agreement, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought.

                (THE BALANCE OF THIS PAGE IS INTENTIONALLY BLANK)


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

      9.5 As used in this Agreement, any gender includes a reference to all other genders and the singular includes a reference to the plural and vice versa.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                                          IMMTECH INTERNATIONAL, INC.

                                          By:
                                             ---------------------------------
                                                Name:
                                                Title:


                                          RADE MANAGEMENT CORPORATION

                                          By:
                                             ---------------------------------
                                                Name:
                                                Title:


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

                                    Exhibit A

                           Indemnification Provisions

            In connection with the engagement of RADE Management Corporation ("Rade") by Immtech International, Inc. (the "Company") pursuant to the Financial Consulting Agreement dated June ___, 1998, between the Company and Rade as it may be amended from time to time (the "Financial Consulting Agreement"), the parties hereby agree as follows:

            1. The Company agrees to reimburse Rade, its affiliates and their respective principals, directors, officers, employees, agents and controlling persons (each an "Indemnified Party") promptly upon demand for expenses (including fees and expenses of legal counsel) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim, or any litigation, proceeding or other action in connection with or arising out of or relating to the engagement of Rade under the Financial Consulting Agreement, or any actions taken or omitted, services performed or matters contemplated by or in connection with the Financial Consulting Agreement, whether or not such litigation, proceeding or other action is initiated or brought by the Company. The Company also agrees to indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages and liabilities ("Loses"), joint or several, to which any Indemnified Party may become subject, including, without limitation any amount paid or payable in settlement of any litigation, proceeding or other action (commenced or threatened), in connection with or arising out of or relating to the engagement of Rade under the Financial Consulting Agreement, or any actions taken or omitted, services performed or matters contemplated by or in connection with the Financial Consulting Agreement, provided, however, that the Company shall not be liable pursuant to this paragraph to the extent such Losses have been finally determined by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily from the willful misconduct or gross negligence of any Indemnified Party.

            2. If indemnification is to be sought hereunder by an Indemnified Party, then such Indemnified Party shall notify the Company of the commencement or thereat of any litigation, proceeding or other action in respect thereof; provided, however, that the failure to notify the Company shall not relieve the Company from any liability or obligation that it may have hereunder or otherwise to such Indemnified Party unless and only to the extent that such failure to notify results in actual prejudice to the Company. Following such notification, the Company may elect in writing to assume the defense of such litigation, proceeding or other action (and the costs related thereto) and, upon such election, the Company shall not be liable for any legal costs subsequently incurred by such Indemnified Party (other than costs of investigation or the production of documents or witnesses) unless (i) the Company has failed to provide legal counsel reasonably satisfactory to such Indemnified Party in a timely manner or (ii) such Indemnified Party shall have reasonably concluded on the advice of counsel that (a) the representation of such Indemnified Party by legal counsel selected by the Company would be inappropriate due to actual or potential conflicts of interest; or (b) there may be legal defenses available to such Indemnified Party that are different from or additional to those available to the Company such that separate representation for such Indemnified Party would be advisable. Nothing set forth herein shall preclude and Indemnified Party from retaining its own counsel at its own expense.

            The Company agrees that, without Rade's prior written consent (which will not be unreasonably withheld), the Company will not settle, compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action or proceeding in respect of which indemnification could be sought hereunder (whether or not Rade or any other Indemnified Party are an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each of the foregoing parties from all liability arising out of such claim, action or proceeding or unless Rade reasonably agrees that such release is not necessary at such time (it being understood that the Company's indemnification obligations will remain in full force and effect). Rade agrees that the Company shall not be liable for the settlement, compromise or consent of any claim, action or proceeding which is effected without the Company's written consent (which will not be unreasonably withheld).

            3. In the event that the indemnity provided for in paragraphs 1 and 2 hereof is unavailable or insufficient to hold any Indemnified Party harmless other than by operation of the proviso set forth in paragraph 1 above, then the Company shall contribute to amounts paid or payable by an Indemnified Party in respect of such Indemnified Party's Losses as to which the indemnity provided for in paragraphs 1 and 2 hereof is unavailable or insufficient (i) in such proportion as approximately reflects the relative benefits received by the Company, on the one hand, and Rade, on the other hand, in connection with the matters as to which such Losses relate or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as appropriately reflects not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and Rade, on the other hand, as well as any other equitable considerations. The amounts paid or payable by an Indemnified Party in respect of Losses referred to above shall be deemed to include any legal or other fees and expenses incurred in defending any litigation, proceeding or other action or claim.


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

Notwithstanding the provisions hereof, to the extent permitted by applicable law, Rade's share of the liability hereunder shall not be in excess of the amount of fees actually received by Rade under the Financial Consulting Agreement (excluding any amounts received as reimbursement of expenses incurred by Rade).

            4. These Indemnification Provisions shall remain in full force and effect whether or not any of the transactions contemplated by the Financial Consulting Agreement are consummated and shall survive the expiration or termination of the Financial Consulting Agreement and all residual periods, and shall be in addition to any liability that the Company might otherwise have to any Indemnified Party under the Financial Consulting Agreement or otherwise. It is further agreed that no Indemnified Party (including Rade) shall be liable to the Company or any affiliate of the Company in connection with any matter arising out of or relating to the engagement of Rade under the Financial Consulting Agreement, or any actions taken or omitted, services performed or matters contemplated by or in connection with the Financial Consulting Agreement, except to the extent of any Losses that a court of competent jurisdiction shall have finally determined (not subject to further appeal) to have resulted primarily from the willful misfeasance or gross negligence of any Indemnified Party.

                                    RADE MANAGEMENT CORPORATION


                                    By:
                                       -----------------------------

                                    Name:
                                         ---------------------------

                                    Title:
                                          --------------------------

                                    IMMTECH INTERNATIONAL, INC.


                                    By:
                                       -----------------------------

                                    Name:
                                         ---------------------------

                                    Title:
                                          --------------------------


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